Exhibit 99

                                  NEWS RELEASE
                                                                Contact:
                                                                Bea Slizewski
                                                                716-264-3189

             AGRIFROZEN TO CLOSE FACILITIES IN OREGON AND WASHINGTON


     Salem, Oregon. January 22, 2001...AgriFrozen Foods announced today that it is closing its frozen vegetable business facilities in Woodburn, Oregon and Walla Walla and Grandview, Washington. This announcement follows the recent decision by AgriFrozen's board not to plant or process crops for the 2001 growing season.

     "This was a very difficult decision to make," said AgriFrozen president Dennis M. Mullen. "Employees, growers and management have all worked extremely hard for the past two years to try and turn AgriFrozen's business around. Unfortunately, the combination of current industry trends, which have shown a steady decline in private label and industrial frozen vegetable sales and pricing, and the highly competitive nature of our business, demand that we take this action. We want to thank the AgriFrozen employees and growers for their commitment and hard work and we regret that these efforts did not produce a positive result."

     AgriFrozen, a subsidiary of Pro-Fac Cooperative, Inc. (Nasdaq: PFACP), has operated at a loss since its inception in February of 1999, and its lender has indicated that it will not continue to fund AgriFrozen's operations. At the request of AgriFrozen's lenders, Agrilink Foods, a wholly owned subsidiary of Pro-Fac, submitted a proposal to purchase the inventory of AgriFrozen.

     In connection with these facility closings, AgriFrozen and its lenders have reached an agreement in principle on this transaction, which is dependent upon a number of conditions, including the final approval of Pro-Fac's, Agrilink Foods' and AgriFrozen's respective lenders, and the approval and execution of definitive agreements. If the conditions precedent are satisfied, it is expected that the acquisition of the AgriFrozen inventory will close on February 1st, 2001.

     AgriFrozen's management met today with AgriFrozen employees and growers to announce the closures and discuss the impact on both groups. Employees were informed that there will be no further production, but that the repacking operations at the Woodburn facility are expected to continue through

                                     -more-



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AgriFrozen p. 2

April 2001 and that warehousing operations at the Woodburn and Walla Walla facilities are expected to continue through June, 2001. In addition, certain administrative functions will continue through the transition period.

     AgriFrozen employees will be provided with more information, as it becomes available. AgriFrozen employs approximately 600 full time employees at its various locations. There are about 150 growers who have historically supplied AgriFrozen and today's special membership meeting in Keizer, Oregon reviewed the impact on this group.

     The sale of AgriFrozen's inventory to Agrilink Foods should make it possible for AgriFrozen's customers to have their ongoing needs met without interruption during the wind down of AgriFrozen's operations. Agrilink Foods is expected to work closely with AgriFrozen's customers throughout the wind down period to insure that customer needs are met. "We want to assure AgriFrozen customers that, as we go forward in this transition, we remain committed to supplying them with the high quality product and service they expect," said Ben Frega, executive vice president of sales and marketing, Agrilink Foods. It is expected that AgriFrozen will continue to meet its supplier and remaining operating obligations during the transition period.